Exhibit 10.3

WELLCARE HEALTH PLANS, INC. 2013 INCENTIVE COMPENSATION PLAN
PERFORMANCE STOCK UNIT AWARD NOTICE AND AGREEMENT

This award is made to the Participant named below by WellCare Health Plans, Inc., a Delaware corporation (the “Company”). Subject to the terms and conditions of this Performance Stock Unit Award Notice and Agreement, including Appendix A attached hereto and incorporated herein, and the terms and conditions of the Stock Unit Award Agreement that is an integral part of this award (together, the “Award Documentation”), the Company hereby awards under the WellCare Health Plans, Inc. 2013 Incentive Compensation Plan (the “Plan”) the Restricted Stock Units, the vesting of which is conditioned upon the achievement of one or more performance goals set forth on Appendix A attached hereto (“PSUs”), described below to Participant effective as of the Grant Date set forth below. Capitalized terms used in the Award Documentation that are not defined herein have the meanings attributed to them in the Plan.

1.Participant: [●]

2.Grant Date: [●]

3.Performance Period: [●]

4.Target Number of PSUs Awarded: [●], subject to adjustment as provided in the Award Documentation and the Plan. The actual number of PSUs that become eligible for vesting shall be determined by the Committee in accordance with Appendix A.

5.Vesting Date: Except as set forth in Sections 8, 9 and 10 below, [●] (the “Vesting Date”).

6.Description of PSUs: Each PSU constitutes an unfunded and unsecured promise of the Company to deliver one Share to Participant on the Delivery Date (defined below).

7.Termination of Continuous Service: Except as set forth in Sections 8, 9 and 10 below, upon the termination of Participant’s Continuous Service for any reason, any then-unvested PSUs shall be forfeited automatically without any payment to Participant and become null and void.

8.Change in Control: In the event of a Change in Control, the number of PSUs determined in accordance with Appendix A attached hereto shall become immediately vested on the earlier of (a) the Vesting Date set forth in Section 5 above or (b) the effective date of the termination of Participant’s Continuous Service if, within twenty-four (24) months following a Change in Control, Participant’s Continuous Service is terminated (i) by the Company or a Subsidiary without Cause, (ii) by Participant for Good Reason, (iii) for Retirement or (iv) for Disability.

9.Retirement or Long-Term Disability: If Participant ceases to be an employee of the Company or a Subsidiary and either (i) Participant is eligible for Retirement at the time of such termination of employment and Participant’s employment is terminated for Retirement or (ii) Participant’s employment terminates due to Participant’s Disability, then following the end of the Performance Period, if and to the extent the Committee, in accordance with Section 4 above, determines that some number of PSUs will vest, Participant will, on the Vesting Date, vest in such number of PSUs determined as follows: (x) if such termination occurs on or prior to the one-year anniversary of the Grant Date, Participant shall vest in a pro-rata portion of the PSUs (with such pro-rata portion determined by multiplying the total number of PSUs that Participant would have otherwise earned as if such termination of employment had not occurred by a fraction, the numerator of which is the number of days from the Grant Date through the date of Participant’s termination, and the denominator of which is 365), and (y) if such termination occurs following the one-year anniversary of the Grant Date, Participant shall vest in the number of PSUs that would have been earned as if such termination of employment had not occurred.

10.Death: If Participant dies while employed by the Company or a Subsidiary, the Target Number of PSUs Awarded shall become immediately vested.

11.Cancellation: Any PSUs that do not vest pursuant to Sections 4, 8, 9 or 10 above on or before the Vesting Date shall be forfeited automatically on the Vesting Date without any payment to Participant and become null and void.

12.Delivery Date: The Shares underlying the number of vested PSUs shall be delivered as soon as practicable after the earlier of (i) the Vesting Date (not taking into account any acceleration of vesting pursuant to Sections 8 or 9 of this Agreement) and (ii) the Participant’s death, but in no event later than March 15th of the year immediately following the year in which such PSUs vest.

Participant acknowledges and agrees that by accepting this Performance Stock Unit Award Notice and Agreement electronically through the website of the agent appointed by the Company to administer the Plan, it will act as the Participant’s electronic signature to this Performance Stock Unit Award Notice and Agreement and Participant hereby consents and agrees to the electronic delivery of the Award Documentation. Participant acknowledges and agrees that (1) the Stock Unit Award Agreement, the Plan and the Plan prospectus are available for Participant’s review through the website of the agent appointed by the Company to administer the Plan, and, upon request, a paper version of each document will be provided to Participant and (2) Participant has reviewed and fully understands the Award Documentation, the Plan and the Plan prospectus and agrees to be bound by the terms and conditions of the Plan and the Award Documentation.